Exhibit 10.25

EXECUTION COPY

NATIONAL SEMICONDUCTOR CORPORATION

__________________________________

$35,000,000

CREDIT AGREEMENT (MULTICURRENCY)

Dated as of October 30, 2000

__________________________________

BANK OF AMERICA, N.A.

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TABLE OF CONTENTS

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 i.

EXHIBITS

EXHIBIT A                      Form of Guaranty
EXHIBIT B                       Form of Compliance Certificate

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ii.

CREDIT AGREEMENT (MULTICURRENCY)

This CREDIT AGREEMENT (MULTICURRENCY) is entered into as of October 30, 2000, between NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”), and BANK OF AMERICA, N.A. (the “Bank”).

WHEREAS, the Bank has agreed to make available to the Company and certain of its subsidiaries a revolving credit facility with letter of credit subfacility upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01                           Defined Terms.  As used in this Agreement (including the recitals hereto), the following terms have the following meanings:

“Acceptance Agreement” means a document or agreement in form and substance satisfactory to the Bank pursuant to which the Company or any of its Subsidiaries is obligated to the Bank in connection with any Acceptances.

“Acceptance Obligations” means any and all Obligations arising under any Acceptance Agreement or otherwise in connection with any Acceptance.

“Acceptances” has the meaning specified in Section 2.04(b).

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 50% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, membership interests or by contract or otherwise.

“Agreement” means this Credit Agreement (Multicurrency).

“Amendment Application” means a written request by a Borrower to the Bank pursuant to Section 2.03(e).

“Applicable Margin” means (i) with respect to Base Rate Loans, 0% per annum; and (ii) with respect to Offshore Rate Loans, 1.125% per annum.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel.

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“Availability Period” means the period commencing on the Closing Date to but excluding the Revolving Termination Date.

“Bank” means Bank of America, N.A., a national banking association, and its successors and assigns.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.)

“Base Rate” means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “reference rate.” (The “reference rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means, with respect to any Credit, the Company or Guaranteed Subsidiary to or for the account of which such Credit is provided.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Company or any of its Subsidiaries on the same day by the Bank pursuant to Section 2.02 hereof.

“Business Day”, means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan or Local Currency Loan, means such a day on which dealings are carried on in the offshore interbank market or in the applicable Local Currency market, as the case may be.

“Change of Control” means the occurrence of either of the following: (i) any “person” (as such term is used in subsections 13(d) and 14(d) of the Exchange Act) or group of persons on or after the Closing Date, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of a corporation representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities, or (ii) the existing directors of the Company for any reason cease to constitute a majority (excluding vacant seats) of the Company’s board of directors. “Existing directors” means (x) individuals constituting the Company’s board of directors on the Closing Date, and (y) any subsequent director whose election or appointment by the board of directors or nomination for election by the Company’s shareholders was approved by the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

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“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived by the Bank on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means Thirty-Five Million Dollars ($35,000,000), or the Equivalent Amount thereof, as such amount may be reduced from time to time pursuant to Section 2.08.

“Company” has the meaning set forth in the recital of parties to this Agreement.

“Compliance Certificate” means a certificate of a Responsible Officer of the Company, in substantially the form of Exhibit B, with such changes thereto as the Bank may from time to time reasonably request.

“Consolidated Current Liabilities” means, as of any date of determination, the current liabilities of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, as determined in accordance with GAAP.

“Consolidated Quick Assets” means, as of any date of determination, the sum of (i) cash, (ii) cash equivalents, (iii) net trade accounts receivable and (iv) marketable securities not classified as long term assets, in each case of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders’ Equity on that date minus Intangible Assets on that date.

“Core Business” means any business or activity (a) in the semiconductor manufacturing industry, or (b) in which the Company or any of its Subsidiaries are engaged on the date of this Agreement.

“Credit Documents” means this Agreement, together with the Guaranty and any and all Letters of Credit, Letter of Credit Agreements, Acceptances, Acceptance Agreements, Other Credit Documents, and other instruments, certificates, documents and agreements at any time executed or delivered by the Company or any of its Subsidiaries pursuant to this Agreement or any other Credit Document.

“Credits” means any loan, extension of credit, or other financial accommodation extended by the Bank to or for the benefit of the Company or any of its Subsidiaries at any time pursuant to this Agreement or any other Credit Document, including any and all Loans, Letters of Credit, Acceptances and Other Credits from time to time outstanding.

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“Default” means any event or condition that, with the giving of notice, lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

“Dollars,” “dollars” and “$” each mean lawful money of the United States of America.

“Draft” has the meaning specified in Section 2.04(b).

“Eligible Assignee” means all (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $200,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $200,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a subsidiary of the Bank, (ii) a subsidiary of a Person of which the Bank is a subsidiary, or (iii) a Person of which the Bank is a subsidiary.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all (a) laws, rules, regulations, common law duties, codes and ordinances and (b) all orders, decrees, injunctions, requests, licenses, permits or agreements issued, promulgated or entered into by any Governmental Authority and by or affecting the Company or any Subsidiary, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person.

“Equivalent Amount” means the equivalent of dollars in a foreign currency calculated at the spot rate for the purchase of such foreign currency with dollars as quoted by the Bank in San Francisco, California, at approximately 8:00 a.m. two banking days (as such days are determined by the Bank with respect to such currency) prior to the relevant date.

“ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(b) or (c)

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of the Code (and Sections 414(m) and (o) of the Code for the purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Evergreen Letter of Credit” means any Letter of Credit providing for automatic extensions of its expiry date unless the Bank shall have provided some notice or taken other specified action to preclude any such further extension.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Officer” means the chief financial officer, Vice President-Finance or treasurer of the Company.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Subsidiaries” means Subsidiaries of the Company designated from time to time by the Company and acceptable to the Bank, and as to which the Company has delivered to the Bank, or otherwise authorized or consented to, appropriate writings or

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supplements to the Guaranty such that the Obligations of such Subsidiaries are guaranteed by the Company pursuant to the Guaranty.

“Guaranty” means that Continuing Guaranty (Multicurrency) dated as of October 30, 2000, by the Company in favor of the Bank in the form of Exhibit A.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect obligation of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor; (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hazardous Substances” means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

“Hostile Acquisition” means, as to the Company and any Subsidiary, to (a) Purchase or attempt to Purchase any Person by means of a public debt or equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction) or (b) engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case if such action has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding deferred compensation obligations owed to current and former directors, officers and employees), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, measured in accordance with GAAP, incurred in the ordinary course of business), (f) all Indebtedness of

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others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guaranty Obligations (contingent or otherwise), (h) all capitalized lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and similar instruments supporting Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all net obligations with respect to Rate Contracts, and (1) all obligations, contingent or otherwise, with respect to synthetic leases or securitized assets. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intangible Assets” means assets that are required to be disclosed as intangible assets in accordance with GAAP on the Company’s balance sheet, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, with respect to any Loan other than a Base Rate Loan or Local Currency Loan, the last day of each Interest Period applicable to such Loan, and with respect to Base Rate Loans, the last day of each calendar month, and with respect to each Local Currency Loan, the last day of each calendar month or such other date agreed to by the Bank in writing in any Credit Document relating to such Local Currency Loan; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three (3) months, interest shall also be paid on the date which falls three (3) months after the beginning of such Interest Period.

“Interest Period” means, with respect to any Offshore Rate loan, the period commencing on the Business Day such Loan is disbursed and ending on the date one, three or six months thereafter, as selected in the Notice of Borrowing;

provided that:

(i)           the last day of each Interest Period pertaining to an Offshore Rate Loan shall be determined in accordance with the practices of the offshore dollar interbank market as from time to time in effect; and

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(ii)           no Interest Period shall extend beyond the Revolving Termination Date.

“L/C-Related Documents” has the meaning specified in Section 2.03(f).

“Letter of Credit” means any Trade Letter of Credit or Standby Letter of Credit issued by the Bank for the account of the Company or any of its Subsidiaries pursuant to Section 2.03 and any Prior Letter of Credit.

“Letter of Credit Agreement” means any letter of credit application and agreement, reimbursement agreement, or similar document or agreement, in form and substance satisfactory to the Bank, executed by the Company or any of its Subsidiaries in favor of the Bank in connection with the issuance of any Letter of Credit.

“Letter of Credit Application” has the meaning specified in Section 2.03(c)(ii).

“Letter of Credit Obligations” means any Obligations arising out of any Letter of Credit Agreement or otherwise arising pursuant to any Letter of Credit.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment, encumbrance or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor (other than protective filings with respect to operating leases ) or any agreement to do any of the foregoing.

“Loan” means any loan made by the Bank to the Company or any of its Subsidiaries pursuant to Section 2.02.

“Local Currency” has the meaning specified in Section 2.02(a).

“Local Currency Loan” has the meaning specified in Section 2.02(a).

“Margin Stock” means “margin stock” as defined in Regulation T, U or X or the FRB.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on any of (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company or the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under any Credit Document to which it is party; or (c) the legality, validity, binding effect or enforceability of any Credit Document.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or has been obligated to make, contributions.

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“Net Proceeds” means, with respect to any sale or issuance of any Equity Security or other security by any Person, the aggregate consideration received by such Person from such sale or issuance minus the actual amount of fees and commissions payable in connection therewith to Persons other than such Person or any Affiliate of such Person.

“Notice of Borrowing” means a notice given by a Borrower to the Bank pursuant to Section 2.02(b).

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries to the Bank, or any other Person required to be indemnified under any Credit Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Credit Document or in connection with any Credit, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, letter of credit (whether or not drawn), acceptance (whether or not matured), bond or guaranty (whether or not paid upon), indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, disputed or undisputed, now existing or hereafter arising and however acquired. The amount of any Obligation in respect of any undrawn letter of credit, unmatured banker’s acceptance, contingent bond or guaranty obligations, or the like, shall be the stated or face amount of such letter of credit, acceptance, bond or guaranty, or, if not stated or without face amount, the maximum potential liability thereunder, as determined by the Bank in good faith.

“OECD” has the meaning specified in the definition of “Eligible Assignee.”

“Offshore Currency” has the meaning specified in Section 2.02(a).

“Offshore Rate” means for each Interest Period the rate of interest (rounded upward to the nearest 1/100th of one percent) determined pursuant to the following formula:

Offered Rate

Offshore Rate =                                _______________________

  1.00 - Reserve Percentage

Where,

(b)           “Offered Rate” means the rate of interest (rounded upward to the nearest 1/16th of one percent) at which Dollar deposits for such Interest Period would be offered by Bank’s Grand Cayman Branch, Grand Cayman, British West Indies, to major banks in the offshore Dollar interbank markets upon request of such banks at approximately 8:00 a.m. San Francisco time two Business Days prior to the first day of such Interest Period; and

(c)           “Reserve Percentage” means for such Interest Period the total (expressed as a decimal rounded upward to the nearest 1/100th of one percent) of the maximum reserve percentages (including, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages) in effect on the first day of such Interest Period as prescribed by the Federal

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Reserve Board for determining the reserves for eurocurrency liabilities to be maintained by member banks which are required to report on a weekly basis.

“Offshore Rate Loan” means a Loan for which interest is based on the Offshore Rate.

“Other Credit Documents” means any instruments, documents and agreements executed or delivered to the Bank by the Company or any of its Subsidiaries in connection with any Other Credit.

“Other Credit Obligations” means any Obligations arising in connection with any Other Credits.

“Other Credits” means extensions of credit or other financial accommodations from time to time extended to the Company or any of the Company’s Subsidiaries by the Bank pursuant to Section 2.05 or pursuant to the Prior Agreement, and evidenced by documentation in form and substance satisfactory to the Bank, other than Loans, Letters of Credit and Acceptances; such other credit accommodations to include shipside bonds, overdrafts, and such other credit facilities or financial accommodations as may be agreed to from time to time between the Bank and the Company or any applicable Subsidiary of the Company.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

“Outstanding Amount” has the meaning specified in Section 2.01.

“PBGC” mean the Pension Benefit Guaranty Corporation, or any successor there to.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Guarantees” means guarantees, surety support or standby letters of credit (including open-ended guarantees for custom duties, VAT deferment, rent, utilities and other offshore regulatory authorities) undertaken or issued by foreign branch offices of the Bank (a) pursuant to documentation in form and substance satisfactory to the Bank guaranteeing or otherwise supporting indebtedness or other obligations of the Company or of a Guaranteed Subsidiary of a specified maximum monetary amount, (b) having an expiration date not later than is reasonably estimated to be required to complete the underlying transaction or having no stated expiration date if so required by applicable Requirements of Law to which the Company

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or such Subsidiary is subject, and (c) in compliance with all applicable Requirements of Law, including Regulation K of the Federal Reserve Board.

“Permitted Liens” means:

(i)           Liens in favor of the Bank;

(ii)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

(iii)           Liens of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture of title thereto;

(iv)           easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto;

(v)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Subsidiary in excess of those set forth by regulations promulgated by the FRB, and (b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(vi)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in compliance with worker’s compensation, unemployment insurance and other social security laws or regulations;

(vii)           Liens securing (A) the non-delinquent performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business, provided that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(viii)           purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary, provided that (A) any such Lien attaches to such real property, improvements or equipment concurrently with or within 30 days after the acquisition or construction thereof, (B) such Lien attaches solely to the real property, improvements or equipment so acquired or constructed, and (C) the principal amount of the

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Indebtedness secured thereby does not exceed 100% of the cost of such real property, improvements or equipment;

(ix)           Liens on assets of any Person that becomes a Subsidiary after the date of this Agreement; provided that such Liens existed at the time of such acquisition of such Person and were not created in anticipation thereof or for purposes of circumventing this Agreement; and

(x)           Liens not otherwise permitted by paragraphs (i) through (ix) above; provided, that the aggregate amount of all Indebtedness or other obligations secured by such Liens (whether matured or unmatured, contingent or otherwise) shall at no time exceed an amount equal to 20% of the Borrower’s Total Assets.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Premises” means any and all real property including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by the Company and its Subsidiaries.

“Prior Acceptances” has the meaning specified in Section 2.04(g).

“Prior Agreement” means that Credit Agreement (Multicurrency) dated as of December 19, 1997 by and between the Company and the Bank, as subsequently amended or extended.

“Prior Letters of Credit” has the meaning specified in Section 2.03(d).

“Prior Other Obligations” has the meaning specified in Section 2.05(b).

“Purchase” means any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or membership interests of a partnership or limited liability company, respectively.

“Rate Contracts” means interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products designed to provide protection against fluctuations in interest, currency or exchange rates.

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“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of any such Person, or any other senior officer of such Person involved principally in the financial administration or controllership function of such Person and having substantially the same authority and responsibility.

“Revolving Termination Date” means October 29, 2001, or, if such date is not a Business Day, the last Business Day prior to such date.

“Shareholders’ Equity” means, as of any date of determination for the Company and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101 et seq.); (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standby Letters of Credit” means (i) any and all “clean” or documentary standby letters of credit from time to time issued by the Bank and outstanding for the account of the Company or any of the Company’s Subsidiaries and (ii) any and all guarantees (including Permitted Guarantees) executed or issued from time to time by the Bank through any foreign branch or office of the Bank with respect to debts or obligations of the Company or any Subsidiary of the Company.

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“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person; or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Swap Termination Value” means, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (i) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts (which may include the Bank).

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, deposits, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

“Total Assets” means with respect to any Person as of any date of determination, the total assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Trade Letters of Credit” means any commercial documentary trade letters of credit issued by the Bank pursuant to this Agreement for the account of the Company or any of its Subsidiaries for the purchase of goods in the ordinary course of business.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities, under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

SECTION 1.02                           Other Definitional Provisions.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. Terms (including uncapitalized

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terms) not otherwise defined herein that are defined in the California Uniform Commercial Code shall have the meanings therein described.

SECTION 1.03                           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) references to any statute or regulation includes all applicable regulations and all amendments or replacements thereto, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including all securities, accounts and contract rights. This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase “in its sole discretion.” This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Bank, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of its involvement in their preparation.

SECTION 1.04                           Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Bank that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

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ARTICLE II.

THE CREDITS

SECTION 2.01                           The Revolving Commitment.  From time to time during the Availability Period, upon the terms and subject to the conditions hereof, the Bank agrees to extend credit to the Company and the Guaranteed Subsidiaries consisting of Loans, Acceptances, Letters of Credit and Other Credits; provided, however, that the aggregate principal amount of Loans and the aggregate amount of Acceptance Obligations, Letter of Credit Obligations, and Other Credit Obligations of the Company and all of its Subsidiaries combined, or the Equivalent Amount thereof (together, the “Outstanding Amount”), shall not at any time exceed the Commitment. The Credits are revolving credits and, subject to the terms and conditions hereof, may be extended, repaid or otherwise retired, and re-extended from time to time.

SECTION 2.02                           The Loan Facility.

(a)           The Loans.  The Bank agrees, on the terms and conditions hereinafter set forth, to make Loans to the Company and the Guaranteed Subsidiaries from time to time, on any Business Day during the Availability Period, provided that the aggregate principal amount of Loans made and outstanding by the Bank from time to time to all Borrowers, together with all other Outstanding Amounts existing at such time, or the Equivalent Amount thereof, shall not exceed the Commitment. Loans may be made in dollars, or in a lawful currency other than dollars that (A) is freely transferable and convertible into dollars and traded in the offshore interbank currency markets at the time of such Loan (“Offshore Currency”) or (B) is available at a branch of the Bank located in a country other than the United States and is the legal tender of that country where the branch is located (“Local Currency”). The interest rate for each dollar Loan will be related to the Base Rate or the Offshore Rate. The interest rate for each Loan denominated in an Offshore Currency will be related to the Offshore Rate. The interest rate for each Loan denominated in a Local Currency (“Local Currency Loan”) will be agreed upon at the time of each Loan and shall be as set forth in the applicable Credit Document. The Bank has no obligation to make any Local Currency Loan unless the Bank and the Borrower have agreed, in their discretion, at the time of the request for any such Loan, as to the currency, amount, principal payment date, interest rate, interest payment dates, prepayment and overdue payment terms, reserve and tax provisions and other applicable terms and provisions with respect to any such Loan. The Borrower shall execute such additional documentation as the Bank may require relating to any Local Currency Loan.

(b)           Procedure for Borrowing.  Each Borrowing shall be made upon the irrevocable written notice (including notice by telecopy confirmed immediately by a telephone call) of the Borrower pursuant to a Notice of Borrowing in form and substance satisfactory to the Bank (a “Notice of Borrowing”), which notice must be received by the Bank prior to 12:00 noon (San Francisco time) (i) three (3) Business Days prior to the requested borrowing date, in the case of Offshore Rate Loans, and (ii) two (2) Business Days prior to the requested borrowing date, in the case of Base Rate Loans, specifying:

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(i)           the amount of the Borrowing, which shall be in an aggregate minimum principal amount of One Million dollars ($1,000,000) or any multiple of Five Hundred Thousand dollars ($500,000) in excess thereof;

(ii)           the requested borrowing date, which shall be a Business Day;

(iii)           whether the Borrowing is to be comprised of Offshore Rate Loans or Base Rate Loans;

(iv)           whether such Loans are to be denominated in U.S. dollars, Offshore Currency or Local Currency; and

(v)           the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

Each Borrowing with respect to any Local Currency Loan shall be undertaken in accordance with the procedures from time to time specified by the applicable branch or office of the Bank.

(c)           Optional Prepayments.  Subject to Section 3.04, the applicable Borrower may, at any time or from time to time, upon at least three (3) Business Days’ notice to the Bank, prepay Loans in whole or in part, in amounts of Five Hundred Thousand dollars ($500,000) (or the Equivalent Amount) or any multiple of Five Hundred Thousand dollars ($500,000) (or the Equivalent Amount). Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, Offshore Rate Loans, or Local Currency Loans or any combination thereof. Such notice shall not thereafter be revocable by the Borrower. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and the amounts required pursuant to Section 3.04.

(d)           Repayment of Principal.  The Company agrees to repay or cause the applicable Borrower to repay to the Bank the principal amount of the Loans (i) with respect to any Loan other than a Base Rate Loan or a Local Currency Loan, on the earlier of (A) the last day of the applicable Interest Period and (B) the date six months after the Revolving Termination Date; (ii) with respect to any Local Currency Loan, on the earlier of (A) the applicable maturity date and (B) the date six months after the Revolving Termination Date; and (iii) with respect to any Base Rate Loan, on the Revolving Termination Date.

(e)           Interest on Loans.  Unless otherwise provided in applicable Credit Documents with respect to Local Currency Loans:

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(i)           Subject to subsection 2.02(e)(iii), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin;

(ii)           Interest on each Loan shall be due and payable by the Company or the Borrower in arrears on each Interest Payment Date. Interest shall also be due and payable by the Company or the Borrower on the date of any prepayment of an Offshore Rate Loan pursuant to Section 2.02(c) and 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, after the occurrence and during the continuance of any Event of Default, interest shall be due and payable on demand; and

(iii)           During the continuation of any Event of Default or after acceleration, the Company shall pay or cause any and all applicable Borrowers to pay interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans due and unpaid, at a rate per annum that is determined by increasing the Applicable Margin then in effect, or, with respect to any Local Currency Loan, the interest rate then in effect, by two percent (2%) per annum; provided, however, that, on and after the expiration of the Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus two percent (2%).

(f)           Prior Loans. All loans made and outstanding under the Prior Agreement as of the Closing Date (the “Prior Loans”) will constitute Loans outstanding hereunder, will reduce the unused Commitment hereunder pro tanto, and from and after the Closing Date will be evidenced by this Agreement.

SECTION 2.03                           The Letter of Credit Facility.

(a)           Availability.  On the terms and subject to the conditions set forth herein, the Bank agrees that it will, from time to time during the Availability Period, (i) issue Letters of Credit for the account of any Borrower, (ii) amend any Letters of Credit in accordance with Section 2.03(e) and (iii) honor drafts under the Letters of Credit in accordance with the terms thereof; provided, however, that the Bank shall be under no obligation to issue any Letter of Credit if:

(i)           (A) the expiration date of any Trade Letter of Credit is more than one year after the date of issuance thereof or there is no expiration date, (B) the expiration date of any Trade Letter of Credit without title documents is more than 180 days after the date of issuance thereof, (C) the total amount of Letter of Credit Obligations with respect to such Trade Letter of Credit without title documents together with the aggregate amount of Letter of Credit Obligations with respect to all other Trade Letters of Credit (whether or not drawn) without title documents exceeds $3,000,000 (or the Equivalent Amount thereof), or (D) the expiration date of any Standby Letter of Credit is more than one year after the date of issuance thereof or there is no expiration date; provided, however, that the expiration date of any Standby

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Letter of Credit may be in excess of one year after the date of issuance or there may be no expiration date if (x) the total amount of Letter of Credit Obligations with respect to such Standby Letter of Credit together with the aggregate amount of Letter of Credit Obligations with respect to all other Standby Letters of Credit (whether or not drawn) having expiration dates in excess of one year after date of issuance or having no expiration dates, does not exceed $10,000,000 (or the Equivalent Amount thereof), (y) if such Standby Letter of Credit is without an expiration date, it is either a Permitted Guarantee or an Evergreen Letter of Credit, and (z) if such Standby Letter of Credit is an Evergreen Letter of Credit, the total amount of Letter of Credit Obligations with respect to such Evergreen Letter of Credit together with the aggregate amount of Letter of Credit Obligations with respect to all other Evergreen Letters of Credit (whether or not drawn), does not exceed $10,000,000;

(ii)           such Standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person;

(iii)           such Letter of Credit does not provide for drafts or is not otherwise in form and substance acceptable to the Bank;

(iv)           the face or stated amount of such Letter of Credit together with the sum of all other Outstanding Amounts, or the Equivalent Amount thereof, exceeds the Commitment;

(v)           any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Bank from issuing such Letter of Credit or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Bank is not otherwise compensated) not in effect on the Closing Date and that the Bank in good faith deems material to it;

(vi)           one or more of the applicable conditions contained in Article IV is not then satisfied; or

(vii)           the expiration date of such Letter of Credit or the maturity date of any financial obligation to be supported by such Letter of Credit is more than one year after the Revolving Termination Date.

(b)           Letter of Credit Agreement.  Each Letter of Credit shall be issued pursuant to a Letter of Credit Agreement or other agreement in form and substance satisfactory to the Bank.

(c)           Issuance Procedures.

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(i)           Each Letter of Credit (other than a Letter of Credit issued prior to the Closing Date) shall be issued upon the irrevocable written request of the Borrower, received by the Bank, in appropriate form, together with all other documents requested by the Bank, at least five (5) Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of issuance.

(ii)           Each request for issuance of a Letter of Credit shall be in writing (including by telecopy, confirmed immediately in writing delivered by overnight or hand courier), in form and substance satisfactory to the Bank (the “Letter of Credit Application”), and shall specify: (i) the proposed date of issuance (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the date of expiration of the Letter of Credit; (iv) the name and address of the Borrower and the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Bank may request.

(iii)           Each Letter of Credit consisting of guarantees described at clause (ii) of the definition of Standby Letters of Credit shall be issued pursuant to such procedures and documentation as may from time to time be required by the issuing office or branch of the Bank.

(d)           Prior Letters of Credit.  All letters of credit and guarantees issued or made by the Bank for the account of the Company or any of its Subsidiaries pursuant to the Prior Agreement and that are outstanding as of the Closing Date or as to which the Bank has not received as of such date reimbursement in full with respect to any drawings or payments made thereunder (the “Prior Letters of Credit”), shall constitute additional Letters of Credit under this Agreement, shall reduce pro tanto the unused Commitment hereunder accordingly and will be governed by the terms and provisions of this Agreement from and after the Closing Date, together with any letter of credit application and agreement or guarantee document or agreement previously executed and delivered in connection therewith.

(e)           Amendment of Letters of Credit.  From time to time during the term of any Letter of Credit, the Bank shall, upon the written request of the applicable Borrower, in form and substance satisfactory to the Bank (an “Amendment Application”), accompanied by payment of an amendment fee as specified from time to time by the Bank, amend any Letter of Credit; provided that the Bank shall be under no obligation to amend any Letter of Credit if:

(i)           the face amount thereof is to be increased pursuant to a request received by the Bank after the Revolving Termination Date;

(ii)           the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or

(iii)           the beneficiary does not accept the Letter of Credit as amended.

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(f)           Obligation Absolute.  The obligations of the Company and each other Borrower under this Agreement and any other agreements or instrument relating to any Letter of Credit to reimburse the Bank or cause each other Borrower to reimburse the Bank shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances:

(i)           any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (collectively, the “L/C-Related Documents”);

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company or of any Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)           the existence of any claim, set-off, defense or other right that either the Company or any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)           any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           any payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit, or any payment by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company or a Borrower in respect of any Letter of Credit; or

(vii)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company, any Borrower or a guarantor.

(g)           Limitation of Liability of the Bank.  The Company and each of the Borrowers assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption with respect to the Bank is not intended to, and shall not, preclude the Company or any Borrower pursuing such

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rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Bank, nor any of its affiliates, correspondents, participants or assignees, or any of their respective officers, directors or employees, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(f); provided, however, anything in such preceding clauses to the contrary notwithstanding, that the Company shall have a claim against the Bank, and the Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company that the Company proves were caused by (i) the Bank’s willful misconduct or gross negligence or (ii) the Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate both strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank (i) may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and (ii) shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)           Cancellation of Certain Standby Letters of Credit.  At any time, upon the request of the Bank, the Company shall cancel, or cause the applicable Borrower to cancel, and obtain the surrender of, any Standby Letter of Credit (including any guaranty described in clause (ii) of the definition of such term) issued by the Bank that is without an expiry date, such cancellation and surrender to occur by no later than sixty (60) days after the initial request of the Bank. The Company acknowledges and agrees that the Bank may, in connection with any Evergreen Letter of Credit, at its election deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, or take any other action as necessary or appropriate in order to cause the expiry date of such Letter of Credit to be a date not later than one year after the Revolving Termination Date.

(i)           Fees; Interest on Drawn Amounts.  The Company shall pay or cause the applicable Borrower to pay the Bank (A) an issuance fee of 1.125% of the face amount (or guaranteed amount with respect to Permitted Guarantees) of each Standby Letter of Credit, Evergreen Letter of Credit and Permitted Guarantee; and (B) an issuance fee, negotiation fee and other fees at the times and in the amount as the Bank may advise the Company or the Borrower as being applicable, for each Trade Letter of Credit issued. Unless a different rate is otherwise expressly provided in the applicable Letter of Credit Agreement, the Company shall pay or cause the applicable Borrower to pay on demand interest on the amount of all drawings honored or payments made by the Bank under any Letter of Credit and not reimbursed by the Company or such Borrower, from the date of such drawing or payment, at the per annum rate of the Base Rate plus two percent (2%).

(j)           Cash Collateral.  In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default or the Revolving Termination Date, the Bank may require the Company or the Borrower to provide cash collateral in the amount of the outstanding amount of all Letters of Credit and Permitted Guarantees.

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SECTION 2.04                                The Acceptance Facility.

(a)           Availability.  On the terms and conditions contained herein and in the applicable Acceptance Agreement, the Company or any other Borrower may, during the Availability Period, present drafts for acceptance by the Bank to finance specified shipments of goods, whether import, export or domestic shipments; provided that the Bank shall not be obligated to accept any draft if the face amount of the draft to be accepted plus the sum of all other Outstanding Amounts, or the Equivalent Amount, together would exceed the Commitment.

(b)           Acceptance Procedures.  The Company or any other Borrower may request an acceptance pursuant to subsection (a) of this Section 2.04 of any draft drawn by such Person on the Bank to finance a specific shipment of goods (as presented, a “Draft,” and as accepted by the Bank, and including any Prior Acceptance, an “Acceptance”) by: (i) giving the Bank at least two (2) Business Days’ prior notice of the requested Acceptance, which notice shall be in writing or shall be by telephone or telecopy and confirmed promptly in writing, and which notice shall specify (A) the date on which the acceptance of the Draft is desired (the proposed “Acceptance Date”), (B) the aggregate principal amount of the presented Draft, and (C) whether the Bank should complete and deliver a pre-signed blank draft in its possession for the proposed Acceptance, and if so, specifying the proposed amount, issuance date and maturity date; (ii) delivering to the Bank (unless already done so) a duly executed Acceptance Agreement and such other documents and agreements as may be referenced therein; and (iii) delivering to the Bank the specified Draft and an eligibility certificate describing the underlying goods and indicating their origin and destination or other evidence of the underlying transaction, each in such form and substance as may be acceptable to the Bank. Each Draft shall be for an integral multiple of $100,000 in an amount that is not less than $1,000,000 (or the Equivalent Amount). No Draft shall be dated or accepted more than thirty (30) days before or more than thirty (30) days after the date of the shipment of goods to which it relates. Each Draft shall mature on a Business Day, which shall be at least thirty (30) days after the Acceptance Date. No Draft shall mature (x) more than 180 days after the Acceptance Date, or (y) later than is reasonably estimated to be required to complete the underlying transaction.

(c)           Eligible Acceptances.  Each Draft shall relate to one or more specific transactions involving the importation or exportation of goods or the domestic shipment of goods within the United States. The goods relating to each Draft shall have a c.i.f. value equaling or exceeding the amount of the Draft, shall be of good and merchantable quality, shall be fully insured in accordance with prudent industry practice and shall not be the subject of any security interest granted by the Borrower. No other source shall have financed the transaction underlying the Draft. The Borrower shall have procured all import, export and other licenses essential to the underlying transaction and shall have complied with all applicable laws pertaining to the underlying goods and transaction. Each Draft shall qualify (upon acceptance) in all respects with the requirements for eligibility for discount of the Federal Reserve Banks of the United States. With regard to each Draft presented by itself or any other Borrower, the Company represents and warrants to the Bank that, as of the date of presentment, the Draft and underlying goods and transaction conform to the requirements of this subsection, and the Company covenants and agrees that it will continue to conform or cause the applicable Borrower to conform to those requirements for so long as the Acceptance is outstanding. In the event that any Acceptance

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hereunder is created and is not eligible for discount by Federal Reserve Banks, the Company shall indemnify the Bank for all costs and expenses resulting from such determination (including costs under Regulation D of the Federal Reserve Board).

(d)           Limitation of Liability of the Bank.  Neither the Bank nor any of its affiliates, correspondents, participants or designees, or any of their respective officers, directors or employees, shall be responsible or have any liability for: (i) the existence, character, quantity, quality, condition, packing, value or delivery of any goods or other property relating to any Draft or Acceptance; (ii) the validity, sufficiency or genuineness of any documents or endorsements or other notations thereon; (iii) the time, place, manner or order in which shipment is made; (iv) any insurance or insurer; or (v) any act or omission of any shipper, warehouseman, carrier, correspondent or other party involved in any transaction related to any Draft or Acceptance.

(e)           Changed Circumstances.  If, on or before the date of acceptance of any Draft, the Bank shall have determined (which determination shall be final, conclusive and binding on the Company and any Borrower) that (i) it is impermissible for the Bank to accept any Draft due to any circumstances described in Section 3.02, (ii) acceptances in amounts or for durations corresponding to the proposed Acceptance(s) are not being readily traded in the applicable market, or (iii) by reason of changes affecting the applicable market, the discount rate to be in effect for that period will not adequately and fairly reflect the cost to the Bank of accepting or discounting the Draft, then the Bank shall be under no obligation to accept the requested Draft, notwithstanding anything to the contrary in this Section 2.04. The Bank shall notify the Company in the event the Bank makes such a determination; provided, however, that the failure to give such notice shall not affect the validity of that determination or the rejection of any Draft submitted for acceptance. No determination made under this subsection, however, shall in and of itself reduce the unused portion of the Commitment or limit any Borrower’s ability to request Other Credits hereunder in accordance with the terms and provisions of this Agreement.

(f)           Repayment; Discount and Commissions.  The Company shall pay or cause the applicable Borrower to pay to the Bank the face amount and the related discount and commissions of each Acceptance created hereunder on the maturity date of the Draft related to such Acceptance. The discount and commissions payable by the Company or any Borrower to the Bank for each Draft shall be as specified by the Bank from time to time and will be based upon the Bank’s “all-in-rate” for acceptances in effect on the dates of acceptance and discount. Unless a different rate is otherwise expressly provided in any Acceptance Agreement, any amount not paid by the Company or the applicable Borrower to the Bank on the maturity date of any Acceptance, including the face amount of any Acceptance and any charges and expenses relating thereto, shall bear interest at the per annum rate equal to the Base Rate plus two percent (2.0%).

(g)           Prior Acceptances.  All drafts accepted by the Bank pursuant to the Prior Agreement for the account of the Company or any of the Company’s Subsidiaries, and which are outstanding as of the Closing Date or as to which the Bank has not received as of such date reimbursement or payment in full with respect to any payments made thereunder (the “prior Acceptances”), shall constitute additional Acceptances under this Agreement, will reduce pro

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tanto the unused Commitment hereunder accordingly and will be governed by the terms and provisions of this Agreement from and after the Closing Date, together with any Acceptance Agreements previously executed and delivered in connection therewith.

SECTION 2.05                           The Other Credits.

(a)           Availability.  Upon the written or telephonic request of any Borrower from time to time, subject to the terms and conditions hereof, the Bank may agree to extend Other Credits to or for the benefit of such Borrower, on such terms and conditions as may be agreed in writing between the Bank and such Person, provided that the Bank shall not be obligated to extend any such Other Credit if the face, stated or maximum amount of such Other Credit plus the sum of all other Outstanding Amounts, or the Equivalent Amount thereof, would exceed the Commitment.  The Company shall execute and deliver, or cause such Borrower to execute and deliver, such additional instruments, documents and agreements as the Bank may require in connection with the provision by the Bank of any Other Credit and shall pay or cause to be paid to the Bank all applicable fees, commissions and other charges arising therefrom as specified by the Bank.

(b)           Prior Other Credits.  All Other Credits issued or extended to or for the benefit of the Company or any of its Subsidiaries pursuant to the Prior Agreement and that are outstanding as of the Closing Date, or as to which the Bank has not received reimbursement or payment in full with respect thereto (the “Prior Other Credits”), shall constitute additional Other Credits under this Agreement, will reduce pro tanto the unused Commitment hereunder accordingly, and will be governed by the terms and provisions of this Agreement from and after the Closing Date, together with any other applicable agreements and documentation previously executed and delivered in connection therewith, other than the Prior Agreement.

SECTION 2.06                           Mandatory Prepayments.  If at any time the total Outstanding Amount, or the Equivalent Amount thereof, exceeds the Commitment, the Company shall immediately, and without notice or demand, prepay the Credits that are no longer contingent by an amount equal to such excess, subject to Section 3.04, such prepayment to be applied as the Bank may determine in its discretion. If after prepayment of such Credits, the total Outstanding Amount of the Credits exceeds the Commitment, an Event of Default shall immediately exist hereunder.

SECTION 2.07                           Guaranty.  Any and all Obligations of Subsidiaries of the Company shall be unconditionally guaranteed by the Company pursuant to the terms of the Guaranty.

SECTION 2.08                           Optional Commitment Reduction.  The Company may upon not less than five (5) Business Days’ prior notice to the Bank, permanently reduce the Commitment by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; provided that no such reduction shall be permitted if, after giving effect thereto, the then Outstanding Amount would exceed the amount of the Commitment then in effect and, provided further, that once reduced in accordance with this Section, the Commitment may not thereafter be increased.

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SECTION 2.09                           Fees.

(a)           Facility Fee.  The Company shall further pay to the Bank an irrevocable facility fee at the rate of 0.375% per annum of the amount of the Commitment, due and payable in arrears in quarterly installments on the last Business Day of each calendar quarter commencing on December 31, 2000.  Such fee shall be deemed earned on each day the Commitment is outstanding (regardless of utilization thereof) and shall accrue at all times from and after the Closing Date, including at any time during which one or more conditions in Article IV are not met. No portion of any amount so paid shall be subject to return or refund for any reason.

(b)           Other Fees.  The Company shall further pay or cause the applicable Borrower to pay to the Bank such other fees and charges in connection with the respective Credits as the Bank shall from time to time require in connection with such Credits.

SECTION 2.10                           Computation of Fees and Interest.

(a)           All computations of interest payable in respect of Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Any change in the interest rate on a Loan resulting from a change in the Applicable Margin, Reserve Percentage or the Assessment Rate shall become effective as of the opening of business on the day on which such change in the Applicable Margin, Reserve Percentage or the Assessment Rate shall become effective.

(c)           Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Company and each Borrower in the absence of manifest error. The Bank will, at the request of the Company or any Borrower deliver to the Company a statement showing the quotations used by the Bank in determining any Offshore Rate.

SECTION 2.11                           Payments by the Borrowers.

(a)           All payments (including prepayments and pledges of cash collateral) to be made by the Company or any Borrower in connection with any Credit on account of principal, interest, fees or other amounts shall be made without set-off or counterclaim and shall be made to the Bank, at the Bank’s office set forth in Section 8.04, in dollars and in immediately available funds no later than 12:00 noon (San Francisco time), or at such other office or branch of the Bank as may be set forth in any other Credit Document governing any specific Credit. Any payment which is received by the Bank later than 12:00 noon (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day.

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(b)           Whenever any payment or other performance hereunder shall be stated to be due on a day other than a Business Day, such payment or other performance shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

ARTICLE III.

TAXES, ILLEGALITY AND YIELD PROTECTION

SECTION 3.01                           Taxes.

(a)           Any and all payments by the Company and any of its Subsidiaries to the Bank under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for, any and all present or future Taxes.

(b)           In addition, the Company agrees to pay or cause any applicable Borrower to pay all Other Taxes.

(c)           The Company shall indemnify and hold harmless .(or cause any applicable Borrower to do so) the Bank for the full amount of Taxes, Other Taxes and Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date the Bank makes written demand therefor.

(d)           If the Company or any of the Subsidiaries is required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then:

(i)           the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Bank receives an amount equal to the sum it would have received had no such deductions been made,

(ii)           the Company or such Subsidiary shall make such deductions,

(iii)           the Company or such Subsidiary shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and

(iv)           the Company or such Subsidiary shall pay to the Bank at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

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(e)           Within thirty (30) days after the date of any payment by the Company or any Subsidiary of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

(f)           The agreements and obligations of the Company contained in this Section 3.01 shall survive the termination of this Agreement and the other Credit Documents and repayment of the Credits.

SECTION 3.02                           Illegality.

(a)           If the Bank shall determine that (i) the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank to make or extend any Credit, or (ii) any order, judgment or decree of any Governmental Authority or arbitrator purports by its terms to enjoin or restrain the Bank from making or extending any Credit, then, on notice thereof by the Bank to the Company, the obligation of the Bank to make or extend such Credit shall be suspended until the Bank shall have notified the Company that the circumstances giving rise to such determination no longer exists.

(b)           If the Bank shall determine that it is unlawful to maintain any Offshore Rate Loan or Local Currency Loan, the Company shall prepay or cause the applicable Borrowers to prepay in full all Offshore Rate Loans or Loans of such Local Currency, as the case may be, then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day and such Loans have an Interest Period, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans or such Loans have no Interest Period, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

SECTION 3.03                           Increased Costs and Reduction of Return.

(a)           If the Bank shall determine that, due to either (i) the introduction of or any change (including any change by way of imposition of or increase in reserve requirements included in the Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Credits, then the Company shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank, additional amounts as are sufficient to compensate it for such increased costs.

(b)           If the Bank shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank or any corporation controlling the Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority,

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affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy and the Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of the Bank’s obligation under this Agreement, then, upon demand of the Bank, the Company shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

SECTION 3.04                           Funding Losses.  The Company agrees to reimburse or cause the applicable Borrower to reimburse the Bank and to hold the Bank harmless from any loss or expense that the Bank may sustain or incur as a consequence of:

(a)           any failure of the Company or such Borrower to make any payment or prepayment of principal with respect to any Offshore Rate Loan or Local Currency Loan (including payments made after any acceleration thereof);

(b)           any failure of the Company or such Borrower to borrow a Loan after the Company or such Borrower has given (or is deemed to have given) a Notice of Borrowing;

(c)           any failure of the Company or such Borrower to make any prepayment after the Company or such Borrower has given a notice in accordance with Section 2.02(c); or

(d)           any prepayment of an Offshore Rate Loan on a day that is not the last day of the Interest Period with respect thereto;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.05                           Inability to Determine Rates.  If the Bank shall have determined that (a) for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or (b) the Offshore Rate applicable for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, or (c) deposits in the currency, the principal amount and for periods equal to the applicable Interest Periods are not available in the offshore currency interbank markets, the Bank will give notice of such determination to the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company or applicable Subsidiary may revoke any Notice of Borrowing then submitted by it. If the Company or other Borrower does not revoke such notice, the Bank shall make the Loans, as proposed by the Company or such Borrower, in the amount specified in the applicable notice submitted by the Company or such Borrower, but such Loans shall be made as Base Rate Loans instead of Offshore Rate Loans.

SECTION 3.06                           Certificates of Bank.  In connection with any claim for reimbursement or compensation pursuant to this Article III, the Bank will deliver to the Company a certificate setting forth in reasonable detail the amount owing to the Bank hereunder and such certificate

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shall be conclusive and binding on the Company and each Borrower in the absence of manifest error.

SECTION 3.07                           Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT

SECTION 4.01                           Conditions to Initial Credits.  The obligation of the Bank to extend the initial Credit hereunder is subject to the condition that the Bank shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Bank and its counsel:

(a)           Credit Agreement.  This Agreement executed by the Company;

(b)           Resolutions; Incumbency.

(i)           Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement, the other Credit Documents to be delivered hereunder and authorizing the incurring of Indebtedness under the Credits, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

(ii)           A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver, as applicable, this Agreement and all other Credit Documents to be delivered hereunder;

(c)           Articles of Incorporation; Bylaws and Good Standing.  Each of the following documents:

(i)           the articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

(ii)           a good standing certificate for the Company from the Secretary of State of its state of incorporation as of a recent date;

(d)           Legal Opinion.  Opinion of the Company’s General Counsel, addressed to the Bank;

(e)           Payment of Fees.  The Company shall have paid all costs, accrued and unpaid fees and expenses (including Attorney Costs) referred to herein to the extent then due and payable on the Closing Date.

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(f)           Certificate.  A certificate signed by the chief financial officer of the Company, dated as of the Closing Date, stating that:

(i)           the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii)           no Default or Event of Default exists or would result from the extension of the initial Credit; and

(iii)           there has occurred since May 28, 2000 no Material Adverse Effect;

(g)           Termination of Prior Commitment.  Evidence satisfactory to the Bank (i) of the termination by the Company of the commitment of the Bank under the Prior Agreement, and (ii) of the repayment in full of all principal, interest, fees, expenses and other amounts due or outstanding under the Prior Agreement other than the Prior Loans, Prior Letters of Credit, Prior Acceptances and Prior Other Obligations, which are deemed issued hereunder as provided in subsections 2.02(f), 2.03(d), 2.04(g) and 2.05(b), respectively; and

(h)           Other Documents.  Such other approvals, opinions or documents as the Bank may reasonably request.

SECTION 4.02                           Conditions to All Credits.  In addition to satisfaction of the other conditions set forth elsewhere herein, the obligation of the Bank to extend any Credit hereunder (including the amendment of any Letter of Credit and including the initial Credit) is subject to the satisfaction of each of the following conditions precedent as of the date of such Credit extension:

(a)           Documentation.  The Bank shall have received, (i) with respect to any proposed Loan other than a Local Currency Loan, a Notice of Borrowing; (ii) with respect to any proposed Acceptance, an Acceptance Agreement and such other documentation as is described in Section 2.04; (iii) with respect to any proposed Letter of Credit, a Letter of Credit Agreement and such other documentation as may be referenced therein; (iv) with respect to any Other Credit or any Local Currency Loan, such documentation as the Bank shall request; and (v) with respect to any Credit for the benefit of any Subsidiary, such additional documentation as the Bank may require, including an appropriate supplement to the Guaranty; in each case in form and substance satisfactory to the Bank and duly executed by the Company or the applicable Borrower, as the case may be;

(b)           Continuation of Representations and Warranties.  The representations and warranties made by the Company contained in Article V shall be true and correct on and as of such borrowing or Credit extension date with the same effect as if made on and as of such date;

(c)           No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or other extension of Credit; and

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(d)           Payment of Fees.  Any and all fees, charges, expenses and other amounts payable by the Company or any Borrower in connection with the extension of such Credit shall have been paid to the Bank.

Each Borrowing by, and receipt of any other extension of Credit hereunder by, the Company or any Subsidiary of the Company shall constitute a representation and warranty by the Company hereunder as of the date of each such Borrowing or extension of Credit that the conditions in this Section 4.02 have been and remain satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

SECTION 5.01                           Representations and Warranties.  The Company represents and warrants to the Bank that:

(a)           Organization and Powers.  Each of the Company and its Subsidiaries is a corporation or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and to execute, deliver and perform its obligations under the Credit Documents.

(b)           Authorization; No Conflict.  The execution, delivery and performance by the Company of the Credit Documents to which it is a party have been duly authorized by all necessary corporate action of the Company and do not (i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws (or other organizational documents) of the Company or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Company; or (iii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties of the Company or its Subsidiaries.

(c)           Binding Obligation.  The Credit Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Company (to the extent it is a party thereto), enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or equitable principles relating to enforceability.

(d)           Consents.  No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other

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Person, is required for the due execution, delivery or performance by the Company, or enforcement against the Company, of any of the Credit Documents to which it is a party.

(e)           No Defaults.  Neither the Company nor any of its Subsidiaries is in default under any law, regulation, license, contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its material properties may be bound, which default could reasonably be expected to have a Material Adverse Effect or result in an Event of Default if such default had occurred after the Closing Date. No Default or Event of Default exists or would result from the incurring of the Obligations by the Company.

(f)           Title to Properties; Liens.  The Company and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, those properties and assets which are material to the conduct of their business, except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes and there is no Lien upon or with respect to any of such properties or assets, except for Permitted Liens.

(g)           Litigation.  Except as set forth in the Company’s Form 10-K for the fiscal year ended May 28, 2000 filed with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any Governmental Authority, court or arbitrator which if determined adversely to the Company or any such Subsidiary would result in a Material Adverse Effect.

(h)           Compliance with Environmental Laws.  The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)           Governmental Regulation.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

(j)           Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6,03(j). Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(k)           Taxes.  Each of the Company and its Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other

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governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

(l)           Patents and Other Rights.  Each of the Company and its Subsidiaries possesses all material permits, franchises, licenses, patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto, free from burdensome restrictions, that are reasonably necessary for the ownership, maintenance and operation of its business, without any known conflict with the rights of any other Person that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(m)           Insurance.                      The properties of each of the Company and its Subsidiaries are either (i) insured, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates or (ii) self-insured to such extent and covering such risks as is usual for companies of similar size engaged in the same or similar businesses and owning similar properties.

(n)           Financial Statements.  The audited consolidated balance sheet of the Company and its Subsidiaries as at May 28, 2000, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at August 27, 2000, and the related consolidated statements of income, shareholders’ equity and cash flows, for the quarter then ended and the three month period then ended, are complete and correct and fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of operations of the Company and its Subsidiaries for the periods covered by such statements, in each case in accordance with GAAP consistently applied, subject, in the case of the financial statements other than year end financial statements, to normal year-end adjustments and the absence of notes. Since May 28, 2000, there has been no Material Adverse Effect.

(o)           Liabilities.  Neither the Company nor any of its Subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements referred to in subsection (n), in the notes thereto or otherwise disclosed in writing to the Bank, other than liabilities arising in the ordinary course of business since May 28, 2000.

(p)           Solvency.  The Company is Solvent.

(q)           Disclosure.  None of the representations and warranties made by the Company or any of its Subsidiaries in the Credit Documents as of the date of such representations and warranties, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading, as of the time made or delivered.

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ARTICLE VI.

COVENANTS

SECTION 6.01                           Reporting Covenants.  So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Company agrees that:

(a)           Financial Statements and Other Reports.  The Company shall furnish to the Bank:

(i)           as soon as available and in any event within 60 days after the end of the first three fiscal quarters of each fiscal year or 120 days (in the case of the fourth fiscal quarter), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year;

(ii)           as soon as available and in any event within 120 days after the end of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report thereon of a firm of independent certified public accountants of recognized national standing reasonably acceptable to the Bank, which report shall not be qualified;

(iii)           together with the financial statements required pursuant to clauses (i) and (ii), a Compliance Certificate of a Responsible Officer of the Company as of the end of the applicable accounting period; and

(iv)           promptly after the giving, sending or filing thereof, copies of all reports, if any, which the Company or any of its Subsidiaries sends to the holders of its respective capital stock or other securities and of all reports and filings, if any, by the Company or any of its Subsidiaries with the SEC or any national securities exchange.

As to any information contained in materials furnished pursuant to clause (iv), the Company shall not be separately required to furnish such information under clause (i) or (ii), but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (i) and (ii) at the times specified therein.

(b)           Additional Information.  The Company will furnish to the Bank:

(i)           promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Default;

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(ii)           prompt written notice of any condition or event which has resulted, or that the Company reasonably believes could result, in a Material Adverse Effect; and

(iii)           such other information respecting the operations, properties, business or condition (financial or otherwise) of the Company or its Subsidiaries as the Bank may from time to time reasonably request.

Each notice pursuant to subsection (b)(i) or (ii) shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto.

SECTION 6.02                           Financial Covenants.  So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Company agrees that:

(a)           Consolidated Tangible Net Worth.  The Company shall not permit Consolidated Tangible Net Worth on the last day of any fiscal quarter from and after October 30, 2000 (such quarterly date to be referred to herein as a “determination date”) to be less than an amount equal to 90% of Consolidated Tangible Net Worth as of August 27, 2000, plus (A) an amount equal to 50% of the sum of positive Consolidated Net Income (ignoring any quarterly losses) for each fiscal quarter after August 27, 2000, through and including the quarter ending on the determination date, plus (B) an amount equal to 50% of the Net Proceeds of all Equity Securities issued by the Company during the period commencing on August 28, 2000 and ending on the determination date, minus (C) an amount equal to the amount paid, not to exceed $400,000,000 in the aggregate, in respect of repurchases of common stock of the Company from and after August 27, 2000.

(b)           Quick Ratio.  The Company shall maintain as of the end of each fiscal quarter from and after October 30, 2000, a ratio of Consolidated Quick Assets to Consolidated Current Liabilities of not less than 1.0 to 1.0.

SECTION 6.03                           Additional Affirmative Covenants.  So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Company agrees that:

(a)           Preservation of Existence, Etc.  The Company shall, and shall cause each of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions permitted by Section 6.04(c).

(b)           Payment of Obligations.  The Company shall, and shall cause each of its Subsidiaries to, pay and discharge (i) all material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in

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accordance with GAAP; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

(c)           Maintenance of Insurance.  The Company shall, and shall cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates, including fire, extended coverage, business interruption, public liability, property damage and worker’s compensation. Notwithstanding the foregoing, the Company and its Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of similar size engaged in the same or similar businesses and owning similar properties.

(d)           Keeping of Records and Books of Account.  The Company shall, and shall cause each of its Subsidiaries to, keep proper records and books of account, in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of the Company and its Subsidiaries.

(e)           Inspection Rights.  The Company shall at any reasonable time and from time to time permit the Bank or any of its agents or representatives to visit and inspect any of the properties of the Company and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Company and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Company and any such Subsidiary with any of the officers, employees or accountants of the Borrower or such Subsidiary.

(f)           Compliance with Laws, Etc.  The Company shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound, except to the extent that such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

(g)           Maintenance of Properties, Etc.  The Company shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)           Licenses.  The Company shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary or useful in connection with the execution, delivery and performance of the Credit Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties, except

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where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)           Action Under Environmental Laws.  The Company shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Substance or the existence of any environmental liability under applicable Environmental Laws with respect to the Premises, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of the Premises, including all removal, containment and remedial actions, and restore the Premises to a condition in compliance with applicable Environmental Laws except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(j)           Use of Proceeds.  The Company shall use the proceeds of the Loans (and Letters of Credit) solely for general working capital purposes and shall not use the proceeds to purchase or extend credit for the purchase of Margin Stock or for the purpose of financing any Hostile Acquisition.

(k)           Further Assurances and Additional Acts.  The Company shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Bank shall reasonably deem necessary or appropriate to effectuate the purposes of the Credit Documents, and promptly provide the Bank with evidence of the foregoing satisfactory in form and substance to the Bank.

(l)           Compliance with ERISA.  The Company shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (iii) make all required contributions to any Plan subject to Section 412 of the Code.

(m)           Guaranty.  Prior to or contemporaneously with the delivery to the Bank of any request that a Credit be made available to any Subsidiary of the Company, the Company shall have executed and delivered to the Agent the Guaranty with respect to such Subsidiary, and shall have executed and delivered such amendments or supplements thereto and such other agreements, documents and certifications as the Bank may request, to establish and confirm (a) that such Subsidiary is a Guaranteed Subsidiary and (b) the unconditional Guarantee by the Company with respect to Obligations of such Guaranteed Subsidiary.

SECTION 6.04                           Negative Covenants.  So long as any of the Obligations shall remain unpaid or the Bank shall have any Commitment, the Company agrees that:

(a)           Liens; Negative Pledges.  The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.

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(b)           Change in Nature of Business.  The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from a Core Business or a related, associated or integrated activity with a Core Business.

(c)           Restrictions on Fundamental Changes.  The Company will not, and will not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that:

(i)           any of the Company’s Subsidiaries may (A) merge with, consolidate into or transfer all or substantially all of its assets to another of the Company’s Wholly-Owned Subsidiaries and in connection therewith such Subsidiary may be liquidated or dissolved, or (B) merge with, consolidate into or transfer all or substantially all of its assets to the Company and in connection therewith such Subsidiary may be liquidated or dissolved; and

(ii)           the Company may merge with, acquire or consolidate into any other Person, provided that (A) the Company is the surviving corporation, (B) that the surviving entity will comply with the covenants in Section 6.02 on a pro forma basis (as if the entity acquired had been acquired as of the date on which such covenants are calculated), and (C) no such merger, acquisition or consolidation shall be made while there exists a Default or Event of Default or if a Default or Event of Default would occur as a result thereof.

(d)           Transactions with Related Parties.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds 5% or more of the equity securities, or 5% or more of the equity interest, thereof (a “Related Party”), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, in each case, that results in, or could reasonably be expected to result in, a Material Adverse Effect or except as contemplated by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person who is not a Related Party.

(e)           Hazardous Substances.  The Company shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Substances, except in material compliance with all applicable Environmental Laws.

(f)           Accounting Changes.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

(g)           Disposition of Assets.  The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise

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dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(i)           dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(ii)           the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(iii)           dispositions by the Company or any Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company pursuant to reasonable business requirements and in the ordinary course of business;

(iv)           the sale of cash equivalents and other short term money market investments in the ordinary course of business pursuant to the Company’s usual and customary cash management policies and procedures;

(v)           the sale of equity investments in Persons not Subsidiaries of the Company which sales are made for fair market value; and

(vi)           dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate book value of all such assets or property so sold by the Company and its Subsidiaries shall at no time exceed an amount equal to 25% of the Company’s Total Assets (determined as of the date of any such disposition).

(h)           ERISA.  The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $50,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01                           Events of Default.  Any of the following events which shall occur shall constitute an “Event of Default”:

(a)           Payments.  The Company shall fail to pay (i) when due any amount of principal of, or interest on, any Loan, or (ii) within five Business Days any fee or other amount payable under any Credit Document.

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(b)           Representations and Warranties.  Any representation or warranty by the Company under or in connection with the Credit Documents shall prove to have been incorrect in any material respect when made or deemed made.

(c)           Failure by the Company to Perform Certain Covenants.  The Company shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(b)(i), 6.0l(b)(ii), 6.02, subsections (a) or (j) of Section 6.03 or Section 6.04.

(d)           Failure by the Company to Perform Other Covenants.  The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Credit Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days from the occurrence thereof.

(e)           Insolvency; Voluntary Proceedings.  The Company or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(f)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. 1aw) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(g)           Default Under Other Indebtedness.  (i) The Company or any of its Subsidiaries shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans or any Rate Contract) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of,

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the maturity of such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) any facility or commitment available to the Company or any Subsidiary relating to Indebtedness in an aggregate amount at any one time of not less than $25,000,000 (or its equivalent in any other currency) is withdrawn, suspended or cancelled by reason of any default (however described) of the Company or such Subsidiary; or (iv) there occurs under any Rate Contract an Early Termination Date (as defined in the master agreement governing such Rate Contract) resulting from (A) any event of default under such Rate Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in the master agreement governing such Rate Contract) or (B) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $25,000,000 (or its equivalent in another currency).

(h)           Judgments.  (i) A final judgment or order for the payment of money in excess of $25,000,000 (or its equivalent in another currency) which is not fully covered by third-party insurance shall be rendered against the Company or any of its Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against the Company, or any such Subsidiary which has or would reasonably be expected to have a Material Adverse Effect; and in each case there shall be any period of 10 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(i)           ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $50,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000.

(j)           Dissolution, Etc.  The Company or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 6.04, (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this subsection (j).

(k)           Material Adverse Effect.  A Material Adverse Effect shall occur.

(l)           Change of Control.  There occurs any Change of Control.

SECTION 7.02                           Effect of Event of Default.  If any Event of Default shall occur and be continuing, the Bank may (i) by notice to the Company, (A) declare the Commitment and any obligation of the Bank to make Loans or issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Loans,

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all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, and declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, whereupon such amount with respect to the Loans, the Letters of Credit, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that if an event described in Sections 7.01(e) or 7.01(f) shall occur, the result which would otherwise occur only upon giving of notice by the Bank to the Company as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, proceed to enforce all other rights and remedies available to the Bank under the Credit Documents and applicable law.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01                           Obligations of the Bank.  The Bank shall not be obligated to issue any further credits, or in any other manner to extend any other financial accommodation to the Company or any of its Subsidiaries, other than as set forth in a writing signed by the Bank.

SECTION 8.02                           Joint and Several Obligations.  All liabilities and obligations of any Subsidiary of the Company to the Bank hereunder or under any other Credit Document shall be the joint and several liability and obligation of the Company and such Subsidiary.

SECTION 8.03                           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Credit Document and no consent with respect to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company, and such waiver shall be effective only in the specific instance and for the specific purpose for which given. .

SECTION 8.04                           Notices.

(a)           All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provided, by facsimiles transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified below with respect to such Person, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, telecopied or delivered to the Company and the Bank as follows:

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If to the Company:

National Semiconductor Corporation (or any of its Subsidiaries)
1120 Kifer Road
MS 10-330 (Treasury)
Sunnyvale, CA 94086-3737
Attn: Treasurer
Facsimile: (408) 736-1857

With a copy to:

National Semiconductor Corporation
1090 Kifer Road
MS 16-135
Sunnyvale, CA 94086-3737
Attn: General Counsel
Facsimile: (408) 733-0293

If to the Bank:

Bank of America, N.A.
CPG - High Technology 3697
Mail Code: CA5-705-12-08
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Kevin McMahon, Managing Director
Facsimile: (415) 622-4057

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties.

(b)           All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices to the Bank shall not be effective until actually received by the Bank.

(c)           Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay any of the Credits shall not be affected in any way or to any extent by any failure by the bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at

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variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

SECTION 8.05                           No Waiver; Cumulative Remedies.

(a)           No failure or delay by the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit or making available any other Credit shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Bank.

SECTION 8.06                           Expenses.  The Company agrees:

(a)           to pay or reimburse the Bank on demand for all its costs and expenses incurred in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement or modification to, this Agreement, any other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby or thereby, including Attorney Costs with respect there to;

(b)           to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any other Credit Document, and any such other documents, including Attorney Costs; and

(c)           to pay or reimburse the Bank on demand for all appraisal, audit, search and filing fees, incurred or sustained by the Bank in connection with the matters referred to under paragraphs (a) and (b) above.

The agreements in this Section shall survive payment of all other Obligations.

SECTION 8.07                           Indemnity.  The Company agrees:

(a)           to pay, indemnify, and hold the Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in

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connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any other Credit Documents; and

(b)           to indemnify and hold harmless the Bank and its Affiliates and their respective officers, directors, agents and employees (each, an “Indemnified Person”) from and against any and all claims, damages, liabilities, costs and expenses (including reasonable Attorney Costs) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any investigation, litigation or proceeding related to this Agreement, any other Credit Documents, or the transactions contemplated hereby or thereby, and the preparation of documentation in connection therewith, whether or not the Bank is a party thereto; provided, however, that the Company shall not be required to indemnify any such Indemnified Person from or against any portion of such claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct of such Indemnified Person. Each Indemnified Person will use its reasonable efforts to provide the Company with prompt notice of material information with respect to any claim under clause (a) or (b) above asserted against such Indemnified Person (so long as giving such notice or information does not otherwise violate any applicable Requirement of Law or cause the waiver of any evidentiary privilege); provided that any failure or delay in giving any such notice or information shall not give rise to any defense, right of setoff or counterclaim with respect to any indemnification obligation of the Company hereunder.

The agreements in this Section shall survive payment of all other Obligations.

SECTION 8.08                           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.09                           Successors and Assigns.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the Guaranteed Subsidiaries, except that neither the Company nor any of the Guaranteed Subsidiaries may assign or transfer any of its rights under this Agreement or any other Credit Document without the prior written consent of the Bank.

SECTION 8.10                           Assignments, Participations, Etc.

(a)           The Bank may at any time and from time to time, with the written consent of the Company at all times other than during the existence of an Event of Default, which consent shall not be unreasonably withheld, assign and delegate to one (1) or more Eligible Assignees and may, without the consent of the Company, assign to any of its 100% owned Affiliates (each an “Assignee”) all, or any part of all, of the Credits, the Commitment and the other rights and obligations of the Bank hereunder and under the other Credit Documents.

(b)           The Bank may at any time sell to one (1) or more banks or other Persons (a “Participant”) participating interests in any Credit, the Commitment or any other interest of the Bank in this Agreement or any other Credit Document, provided, however, that, unless

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otherwise consented to by the Company in writing (which consent shall not be required if an Event of Default shall then exist and shall not be unreasonably withheld), (i) the Bank’s obligations under this Agreement and the other Credit Documents shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance of such obligations, and (iii) the Company and the Guaranteed Subsidiaries, as the case may be, shall continue to deal directly with the Bank in connection with the Bank’s rights and obligations under this Agreement and the other Credit Documents. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other documents in connection herewith, and all amounts payable by the Company or any Guaranteed Subsidiary hereunder shall be determined as if the Bank had not sold such participation, except that the Company and each Guaranteed Subsidiary agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a lender or other creditor under this Agreement or other Credit Document.

(c)           Notwithstanding any other provision in this agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or 31 U.S. Treasury Regulation CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

SECTION 8.11                           Confidentiality.  The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by any of the Company or any of its Subsidiaries under this Agreement or any other Credit Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with any other business now or hereafter existing or contemplated with any of the Company or any of its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a nonconfidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (F) to the Bank’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as expressly permitted under the terms of

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47.

any other document or agreement regarding confidentiality to which the Company or any of its Subsidiaries is party to or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates. If reasonable to do so under the circumstances, prior to disclosing pursuant to clause (ii)(B) or clause (ii)(D) any information identified by the Company as “confidential” or “secret,” the Bank subject to such process, proceeding or litigation shall provide the Company with notice thereof (so long as such notice does not otherwise violate any applicable Requirement of Law).

SECTION 8.12                           Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Bank shall have the right, without prior notice to the Company or any of its Subsidiaries, any such notice being expressly waived by the Company on behalf of itself and each Subsidiary to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company or any such Subsidiary against any and all obligations of the Company now or hereafter existing under this Agreement or any other Credit Document, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Credit Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 8.12 are in addition to the other rights and remedies (including other rights of set-off and security interests) which the Bank may have.

SECTION 8.13                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 8.14                           Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

SECTION 8.15                           Judgment Currency.

(a)           If any claim arising under or related to this Agreement or the other Credit Documents or the Obligations or any part thereof is reduced to judgment denominated in a Judgment Currency other than the Obligation Currency, the judgment shall be for the greater of (i) the Equivalent Amount of the Judgment Currency of the amount of the claim denominated in the Obligation Currency including in the judgment, determined as of the date or dates the Indebtedness related to such claim was loaned to or incurred by the Company, or (ii) such Equivalent Amount determined as of the date of judgment. The Equivalent Amount of any Obligation Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligation Currency with the Judgment Currency quoted by the Bank in San Francisco, California, at approximately 8:00 a.m. on the date for determination specified above. For purposes of this Section:

SF:145015.1

48.

(i)           “Judgment Currency” means the currency in which any judgment on any claim arising under or related to this agreement is denominated.

(ii)           “Obligation Currency” means the currency in which the claim is denominated.

(b)           The Company shall indemnify the Bank against and hold the Bank harmless from all loss and damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment (or, in the case of partial payments, the date of each partial payment) thereof by the Company. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this agreement, shall give rise to a separate and independent cause of action, and shall continue in full force and effect notwithstanding any judgment or order of a liquidated sum in respect of an amount due hereunder or under any judgment or order.

SECTION 8.16                           Governing Law and Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA. THE LETTERS OF CREDIT SHALL (SUBJECT TO EXCEPTIONS NOTED IN SUCH LETTERS OF CREDIT) BE ISSUED UNDER AND GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS AS MOST RECENTLY PUBLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE BANK HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE BANK HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH .JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE BANK HEREBY WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.04.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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49.

SECTION 8.17                                WAIVER OF JURY TRIAL.  THE COMPANY, ON BEHALF OF ITSELF AND EACH GUARANTEED SUBSIDIARY, AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR BANK AFFILIATE, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, EACH GUARANTEED SUBSIDIARY AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION. AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

SECTION 8.18                           Entire Agreement.  This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Company and the Bank and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof and thereof.

SECTION 8.19                           Inconsistency.  In the event that any term or provision of this Agreement may conflict with any term or provision of any other Credit Document, unless otherwise expressly provided in such other Credit Document, the term or provision of this Agreement shall prevail.

SECTION 8.20                           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Guaranteed Subsidiaries, the Bank and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

SECTION 8.21                           Effect on Prior Agreement.  This Agreement is intended to amend, restate and replace, without novation, the Prior Agreement. As of the Closing Date, all obligations outstanding under the Prior Agreement, including all Prior Loans, Prior Letters of Credit, Prior Acceptances and Prior Other Obligations, shall be deemed Obligations owing hereunder.

(remainder of page intentionally left blank)

.
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50.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

THE BORROWER

NATIONAL SEMICONDUCTOR

CORPORATION

By: /s/ David S. Dahmen_______________

Name: David S. Dahmen

Title: Vice President and Treasurer

By: /s/ Lieh K. Oung

Name: Lieh K. Oung

Title: Asst. Treasurer

THE BANK

BANK OF AMERICA, N.A.

By: /s/ Kevin McMahon_______________

Name:  Kevin McMahon

Title:  Managing Director

SF:145015.1

EXHIBIT A

to the Credit Agreement

FORM OF GUARANTY

[see attached form of Guaranty]

A-1
SF:145015.1

BORROWERS: See Exhibit A of this Guaranty
GUARANTOR: National Semiconductor Corporation
CONTINUING GUARANTY (MULTICURRENCY)

To:    BANK OF AMERICA, N.A.

1.           Definitions

“Bank” means Bank of America, N.A.

“Borrowers” means the entities identified as such in Exhibit A of this Guaranty (individually, each a “Borrower”).

“Credit Agreement” means that certain Credit Agreement dated as of October 30, 2000, by and among Guarantor and Bank, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with its terms.

“Guaranteed Indebtedness” means the indebtedness, liabilities and other obligations of the Borrowers to the Bank under or in connection with the Credit Agreement and the other Credit Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by any Borrower to the Bank thereunder or in connection therewith. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under the Bankruptcy Code or other applicable law.

“Guarantor” means National Semiconductor Corporation.

“Obligation Currencies” means the currencies in which the Guaranteed Indebtedness of the Borrowers is denominated.

“Taxes” means all taxes, levies, imposts, duties, fees, or other charges of whatsoever nature however imposed by any country or any subdivision or authority of or in that country in connection with this Guaranty or the Guaranteed Indebtedness or payment thereof, and all interest, penalties or similar liabilities with respect thereto, except such taxes as are imposed on or measured by Bank’s assets or net income by the country or any subdivision or authority of or in that country in which such Bank’s principal office or actual lending office is located.

The “U.S. Dollar Equivalent” of any amount denominated in any currency other than U.S. Dollars shall be calculated at the spot rate for the purchase of the other currency with

SF:145015.1

1.

US. Dollars quoted by Bank in San Francisco, California, or Los Angeles, California, at approximately 8:00 a.m., on the date for determination specified in this Guaranty.

Unless otherwise defined herein, all capitalized terms used in this Guaranty shall have the meanings given to such terms in the Credit Agreement.

2.           For valuable consideration, Guarantor unconditionally guarantees and promises to pay to Bank or order, on demand, at the place for payment of the Guaranteed Indebtedness or at such other location as Bank may designate, any and all Guaranteed Indebtedness of all Borrowers to Bank, in the Obligation Currency.

3.           This is a continuing guaranty relating to any Guaranteed Indebtedness, including that arising under successive transactions which shall either continue the Guaranteed Indebtedness or from time to time renew it after it has been satisfied.

4.           All payments or reimbursements under this Guaranty shall be made without setoff or counterclaim and free and clear of and without deduction for any and all present and future Taxes. Guarantor agrees to cause all Taxes to be paid on behalf of Bank directly to the appropriate governmental authority. If Guarantor is legally prohibited from complying with this Paragraph, payments due to Bank under this Guaranty shall be increased so that, after provisions for Taxes and all Taxes on such increase, the amounts received by Bank will be equal to the amounts required under this Guaranty if no Taxes were due on such payments, and Bank shall pay such Taxes. Guarantor shall indemnify Bank for the full amount of Taxes payable by Bank and any liabilities (including penalties, interest and expenses) arising from such Taxes within thirty (30) days’ after any written demand by Bank. Guarantor shall upon request of Bank provide evidence that all applicable Taxes have been paid to the appropriate taxing authorities by delivering to Bank official tax receipts or notarized copies thereof within thirty (30) days after the due date for such Tax payment. The obligations of Guarantor contained in this Paragraph shall survive the payment in full of all the Guaranteed Indebtedness and Guarantor’s other obligations under this Guaranty.

5.           The obligations hereunder are independent of the obligations of Borrowers, and shall not be affected by any acts of any governmental authority affecting Borrowers, including but not limited to any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of Borrowers’ property, or by economic, political, regulatory or other events in the countries where Borrowers are located.  A separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrowers or whether Borrowers be joined in any such action or actions; and Guarantor waives the benefit of any statute of limitations applicable to Borrowers.

6.           Guarantor authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Guaranteed Indebtedness, or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of this Guaranty or any of the Guaranteed Indebtedness, and exchange, enforce, waive, release, fail

SF:145015.1

2.

to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors. These provisions apply as between Bank and Guarantor, but shall not affect any agreements between Bank and any Borrower.

7.           Guarantor waives any right to require Bank to (a) proceed against Borrowers; (b) proceed against or exhaust any security held from Borrowers; or (c) pursue any other remedy in Bank’s power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Borrowers or by reason of the cessation from any cause whatsoever of the liability of Borrowers (other than cessation by reason of repayment in full), other than any defense arising out of the gross negligence or willful misconduct of Bank. Until all Guaranteed Indebtedness of Borrowers to Bank shall have been paid in full, Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which Bank now has or may hereafter have against Borrowers, and waives any benefit of and any right to participate in any security now or hereafter held by Bank. Bank may foreclose, either by judicial foreclosures or by exercise of power of sale, any deed of trust securing the Guaranteed Indebtedness, and, even though the foreclosure may destroy or diminish Guarantor’s rights against Borrowers, Guarantor shall be liable to Bank for any part of the Guaranteed Indebtedness remaining unpaid after the foreclosure. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness of the Borrowers to the Bank.

8.           Guarantor waives any rights and defenses that are or may become available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

9.           No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

10.           Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from Borrowers such information concerning Borrowers’ financial conditions or business operations as Guarantor may require, and that Bank has no duty at any time to disclose to Guarantor any information relating to the business operations or financial conditions of Borrowers.

11.           Any obligations of Borrowers to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogee of Bank or resulting from Guarantor’s performance under this Guaranty, are hereby subordinated to the Guaranteed Indebtedness of Borrowers. Such obligations of Borrowers to Guarantor if Bank so requests shall be enforced and performance received by Guarantor as trustee for Bank and the proceeds thereof shall be paid over to Bank on account of the Guaranteed Indebtedness of Borrowers to Bank, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

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3.

12.           This Guaranty may be revoked at any time by Guarantor in respect to future transactions, unless there is a continuing consideration as to such transactions which Guarantor does not renounce. Such revocation shall be effective upon actual receipt by Bank, at the address shown below or at such other address as may have been provided to Guarantor for Bank, of written notice of revocation. Revocation shall not affect any of Guarantor’s obligations or Bank’s rights with respect to transactions which precede Bank’s receipt of such notice, regardless of whether or not the Guaranteed Indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of Bank authorized hereunder. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrowers to Bank is rescinded or must be returned by Bank to Borrowers, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

13.           Where any one or more of Borrowers are corporations or partnerships, it is not necessary for Bank to inquire into the powers of Borrowers or the powers of officers, directors, partners or agents (collectively referred to as “authorized signatories”) acting or purporting to act on Borrowers’ behalf (provided that, if documents concerning the powers of such authorized signatories are provided to Bank by Borrowers, such authorized signatories shall be listed and/or identified in such documents), and any Guaranteed Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.           Bank may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign the Guaranteed Indebtedness, and this Guaranty, in whole or in part. Guarantor agrees that Bank may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Indebtedness any and all information in Bank’s possession concerning Guarantor, this Guaranty and any security for this Guaranty,

15.           Guarantor agrees to pay all reasonable attorney’s fees, the reasonable allocated costs of Bank’s in-house counsel, and all other reasonable costs and expenses which may be incurred by Bank in the enforcement of this Guaranty.

16.           Where there is but a single Borrower, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Borrower named herein, the word “Borrowers” shall mean all and any one or more of them.

17.           This Guaranty shall be governed by and construed according to the laws of the State of California, United States of America.

[Remainder of this page intentionally left blank.]

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4.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officers as of October 30, 2000.

NATIONAL SEMICONDUCTOR

CORPORATION

By: /s/ David S. Dahmen______________
Name: David S. Dahmen
Title: Vice President and Treasurer

By: /s/ Lieh K. Oung__________________
Name: Lieh K. Oung
Title: Asst. Treasurer

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5.

EXHIBIT A
GUARANTEED SUBSIDIARIES

Borrowers:

SF:145015.1

EXHIBIT B
to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

Bank of America, N.A.
CPG - High Technology 3697
Mail Code: CA5-705-12-08
555 California Street, 12th Floor
San Francisco, CA 94104
Attn: Kevin McMahon

Re: National Semiconductor Corporation

Ladies and Gentlemen:

This Compliance Certificate is made and delivered pursuant to the Credit Agreement (Multicurrency) dated as of October 30, 2000 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) between National Semiconductor Corporation (the “Company”) and Bank of America, N.A. (the “Bank”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This Compliance Certificate relates to the accounting period ending ________________, ____

I hereby certify as of the date hereof that I am the [treasurer] of the Company, and that, as such, I am authorized to execute and deliver this Certificate to the Bank on the behalf of the Borrower and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the quarterly financial statements required by Section 6.01(a)(i) of the Credit Agreement.]

1.           Attached hereto are true and correct copies of the consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal quarter ended ___________ and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, which are complete and accurate in all material respects and fairly present the financial condition of the Company and the Subsidiaries as at such date and the results of operations of the Company and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and except for the absence of notes.

or

[Use the following paragraph if this certificate is delivered in connection with the annual financial statements required by Section 6.01(a)(ii) of the Credit Agreement.]

SF:145015.1

1.           Attached hereto are true and correct copies of the consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal year ended ____________ and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by the report of ______________, which report is not qualified.
2.           I have reviewed the terms of the Credit Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.           The information set forth on Schedule 1 hereto (and any additional schedules hereto setting forth further supporting detail) is true, accurate and complete as of the end of such accounting period.

4.           The Company and its subsidiaries, during such period, have observed, performed or satisfied all of the covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company and its Subsidiaries.

5.           The representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such date).

I hereby further certify that (i) as of the date hereof no Default or Event of Default has occurred and is continuing, and (ii) on and as of the date hereof, there has occurred no Material Adverse Effect since May 28, 2000, except as may be set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statements, the period during which it has existed and the action which the Company is taking or proposes to take with respect to each such condition or event.

IN WITNESS WHEREOF, the undersigned officer has signed this Compliance Certificate this ______ day of ___________, ____.

[Treasurer]

SF:145015.1

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Dated                       ,

For the Fiscal Quarter ended                         ,

	Actual	Required
1.Section 6.02 (a) Minimum Consolidated Tangible Net Worth
Consolidated Tangible Net Worth Calculation
A.Consolidated Shareholders’ Equity	$__________
B.Consolidated Intangible Assets	$__________
C.Positive Consolidated Net Income since August 27, 2000	$__________
D.0.50 times the amount set forth in C	$__________
E.Net Proceeds of all Equity Securities issued by the Company since the Closing Date	$__________
F.0.50 times the amount set forth in E	$__________
G.Amount paid in respect of repurchases of common stock of the Company from and after August 27, 2000 (not to exceed $400,000,000 in the aggregate)	$__________
Consolidated Tangible Net Worth (A minus B)	$__________
Not less than an amount equal to 90% of Consolidated Tangible Net Worth as of August 27, 2000, plus (i) the amount set forth in D, plus (ii) the amount set forth in F, minus (iii) the amount set forth in G

2. Section 6.02 (b) Minimum Quick Ratio.
A. Consolidated Quick Assets
B. Consolidated Current Liabilities
Quick Ratio (ratio of A to B)	___ to 1.0	Not less than 1.0 to 1.0

3SF:145015.1